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                    [Jones, Day, Reavis & Pogue Letterhead]

                                                                    Exhibit 5.1






                                December 18, 1996



Cole National Group, Inc.
5915 Landerbrook Drive
Mayfield Heights, Ohio 44124


                      Re: 9 7/8% Senior Subordinated Notes Due 2006 of Cole National Group, Inc.
                           --------------------------------------------

Gentlemen:

         We are acting as counsel for Cole National Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance of $150,000,000 aggregate amount of the Company's 9 7/8% Senior Subordinated
Notes Due 2006 (the "Notes") to be issued pursuant to an Indenture dated as of November 15, 1996 (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee") and a Registration Rights Agreement dated as of November 15, 1996 by and among the Company and CIBC Wood Gundy Securities Corp., CS First Boston Corporation, NationsBanc Capital Markets, Inc. and Smith Barney Inc. (the "Registration Rights Agreement").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Notes have been duly authorized, and when duly executed by authorized officers of the Company, authenticated by the Trustee, and issued in accordance with the Indenture and the Registration Rights Agreement will be binding obligations of the Company, entitled to the benefits of the Indenture.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 filed by the Company to effect registration of the Notes under the Securities Act of 1933 and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                     Very truly yours,



                                     /s/Jones, Day, Reavis & Pogue